EXHIBIT 5.1
Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607-7506

June 14, 2024

Iteris, Inc.
1250 Capital of Texas Hwy.
Bldg. 1, Suite 330
Austin, TX 78746
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 filed on or about the date hereof by Iteris, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,160,677 shares of the Registrant’s common stock, $0.10 par value per share (the “Shares”), to be issued upon the exercise of unexercised options to purchase shares of common stock previously issued under the Iteris, Inc. 2007 Omnibus Incentive Plan (as amended and restated as of July 2015) (the “Plan”). In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.
As the Registrant’s legal counsel, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the sale of the Shares pursuant to the Plan.
It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as the Registrant’s counsel, to be taken prior to the issuance of the Shares, the Shares when issued in the manner referred to in the Registration Statement and in accordance with the Plan, will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Sincerely,

/s/ WYRICK ROBBINS YATES & PONTON LLP